EXHIBIT 99

IFOX LOGO

Media Contacts:                   Investor Relations:
Michael Wilczak                   William McHale
Infocrossing, Inc.                Infocrossing, Inc.
201-840-4941                      201-840-4732
mwilczak@infocrossing.com         wmchale@infocrossing.com


          INFOCROSSING ANNOUNCES DEFINITIVE AGREEMENT FOR $30.6 MILLION
                       PRIVATE PLACEMENT OF COMMON STOCK

LEONIA, NJ, MARCH 26, 2004 - Infocrossing, Inc. (Nasdaq: IFOX), a provider of strategic information technology and business process outsourcing solutions to large and mid-sized companies, announced today that it had entered into a definitive agreement for a $30.6 million private placement of 2,917,000 shares of its common stock.

The Company intends to use the net proceeds of the private placement to finance a portion of the cash component of the purchase price for the publicly announced pending acquisition of ITO Acquisition Corporation, a California corporation doing business as Systems Management Specialists, or "SMS."

The private placement is conditioned upon approval from The Nasdaq Stock Market, Inc. and customary closing conditions. The private placement is expected to close during the week of March 29, 2004.

The private placement is being made only to accredited investors in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). The shares of common stock being issued have not been registered under the Securities Act, or any state securities laws and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sale of the securities in any jurisdiction in which such offering would be unlawful.

ABOUT INFOCROSSING (HTTP:/ /WWW.INFOCROSSING.COM)

Infocrossing, Inc. (IFOX) is a provider of strategic outsourcing services, delivering the computing platforms and proprietary systems that enable companies to process data and share information within their business, and between their customers, suppliers and distribution channels. Leading companies leverage Infocrossing's robust computing infrastructure, skilled technical team, and process-driven operations to reduce costs and improve service delivery by outsourcing the management of mainframes, mid-range, open system servers, networks and business processes to Infocrossing.


This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of the Company's products and services in the marketplace; competitive factors; technological changes; the Company's dependence upon third-party suppliers; intellectual property rights; difficulties with the integration of SMS; and other risks. For any of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.